Exhibit 99.2

Summary of SCOLR Pharma, Inc. Non-Employee Director Compensation

As Revised November 4, 2005

The following provisions are effective as of April 1, 2005:

Upon election or appointment to SCOLR Pharma’s board of directors, each new non-employee director receives an option to purchase 50,000 shares of SCOLR Pharma common stock (“Stock”) under SCOLR Pharma’s 2004 Equity Incentive Plan (the “Plan”) at an exercise price equal to the last sale price per share of Stock as reported on the American Stock Exchange on the date of grant. These options have a five-year term and vest and become fully exercisable one year after their grant date such person is still serving as a director at such time.

Each non-employee director, other than the Chairman of the Board and the Chairman of the Audit Committee, receives an option to purchase 25,000 shares of Stock under Plan on the first business day of each calendar year at an exercise price equal to the last sale price per share of Stock as reported on the American Stock Exchange on the last trading day of the prior year. The Chairman of the Board receives an option to purchase 37,500 shares, and the Audit Committee Chairman receives an option to purchase 30,000 shares. These options have a ten-year term and become exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time.

Each non-employee director, other than the Chairman of the Board and the Chairman of the Audit Committee, receives a quarterly cash retainer of $3,750 paid in arrears. The Chairman of the Board receives a quarterly cash retainer of $5,625 paid in arrears and the Audit Committee Chairman receives a quarterly cash retainer of $4,625 in arrears. In accordance with the Plan, non-employee directors may elect to receive the value of the quarterly retainer in the form of a stock-based director fee award, which will consist of either stock options or stock units, as elected by the director on an annual basis. Such stock options and stock units shall be fully vested at the date of grant and have a term of ten years. A non-employee director may elect to receive up to 100% of such amount in the form of stock options or stock units. Stock options and stock units from such election will be granted automatically on the last day of each calendar quarter for the portion of a director’s compensation earned during the quarter for which the director elected to receive stock options or stock units in lieu of cash. Director compensation not paid in the form of stock options or stock units will be paid in cash. A director electing to receive stock options will be granted automatically, on the last day of each calendar quarter, an option to purchase that number of shares of SCOLR Pharma common stock under the Plan equal to the amount of the quarterly compensation elected to be received in stock options divided by an amount equal to 50% of the average closing price of a share of Stock as reported on the American Stock Exchange on the ten trading days preceding the date of grant and having an exercise price per share equal to 50% of such average. A director electing to receive stock units will be granted automatically, on the last day of each calendar quarter, an award for a number of stock units under the Plan equal to the amount of the quarterly compensation elected to be received in stock units divided by an amount equal to the average closing price of a share of Stock as reported on the American Stock Exchange on the ten trading days preceding the date of grant. A stock unit is an unfunded bookkeeping entry representing a right to receive one share of Stock. Non-employee directors are not required to pay any additional cash consideration in connection with the settlement of a stock unit award.

SCOLR Pharma reimburses its non-employee directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.